Gran Tierra Energy Inc. Announces Second Quarter 2014 Results

Strong Production and Funds Flow, Argentina Business Unit Sale to Increase Focus on Core Assets and Substantial Brazil Reserves Increase

CALGARY, Alberta, August 6, 2014, Gran Tierra Energy Inc. (“Gran Tierra Energy”) (NYSE MKT: GTE, TSX: GTE), a company focused on oil and gas exploration and production in South America, today announced its financial and operating results for the quarter ended June 30, 2014. All dollar amounts are in United States (“U.S.”) dollars unless otherwise indicated.

Financial and operating highlights:

•
On June 25, 2014, Gran Tierra Energy sold its Argentina business unit to Madalena Energy Inc. ("Madalena") (TSX-V: MVN) for aggregate consideration of $69.3 million, comprising $55.4 million in cash and $13.9 million in Madalena shares. The results of the Argentina business unit, together with the loss on sale, are presented as loss from discontinued operations, net of income taxes, in Gran Tierra Energy's interim unaudited condensed consolidated statements of operations. Revenue and other income and expenses include results from continuing operations and exclude the results of the Argentina business unit.

•
Quarterly oil and natural gas production net after royalties ("NAR"), adjusted for inventory changes and losses, and including volumes associated with the discontinued operations of the Argentina business unit, of 20,121 barrels of oil equivalent per day ("BOEPD"), was an 8% decrease from production of 21,819 BOEPD for the three months ended March 31, 2014, and represents a decrease of 9% from 22,131 BOEPD in the comparable period in 2013. In 2014, an inventory increase in Colombia due to pipeline disruptions and deliveries to a new customer with a protracted sales cycle accounted for reduced production of 0.2 million barrels ("MMbbl") or 1,293 BOEPD. Gran Tierra Energy expects to sell this additional inventory during the third quarter of 2014.

•
Production from continuing operations for the second quarter of 2014 averaged 26,261 BOEPD gross working interest ("WI") or 19,857 BOEPD NAR before adjustment for inventory changes and losses, or 17,524 BOEPD NAR adjusted for inventory changes and losses (99% oil), compared with 19,373 BOEPD NAR before adjustment for inventory changes and losses and 19,058 BOEPD NAR adjusted for inventory changes and losses in the corresponding period in 2013.

•
With production from the Bretaña field expected to start in the fourth quarter of 2014, Gran Tierra Energy is planning to reach 23,000 BOEPD NAR or over 30,000 BOEPD gross working interest before adjustments for inventory changes and losses by year-end.

•
Revenue and other income from continuing operations for the quarter was $148.5 million, a 2% decrease from $151.9 million in the first quarter of 2014, and a 1% decrease from $150.6 million in the comparable period in 2013.

•
Income from continuing operations for the quarter was $31.5 million, or $0.11 per share basic and diluted, compared with $49.6 million, or $0.18 per share basic diluted, in the corresponding period in 2013.

•
Net income for the quarter of $9.1 million, or $0.03 per share basic and diluted, was $36.0 million lower than net income of $45.1 million, or $0.16 per share basic diluted, in the three months ended March 31, 2014. Net income for the quarter decreased compared with net income of $47.8 million, or $0.17 per share basic diluted, in the comparable period in 2013 primarily due to the loss from discontinued operations, net of income taxes, of $22.3 million, or $0.08 per share basic and diluted. This included loss from discontinued operations associated with the sale of the Argentina business unit of $19.3 million in the three months ended June 30, 2014.

•
Funds flow from continuing operations for the quarter was $85.1 million, a decrease of 2% ($1.5 million) from $86.7 million in the three months ended March 31, 2014, and a decrease from $85.8 million in the comparable period in 2013. The decrease compared with the corresponding period in 2013 was due primarily to the effect of inventory adjustments.

•	Cash and cash equivalents were $332.4 million at June 30, 2014, compared with $428.8 million at December 31, 2013.

•
In Colombia, the Moqueta-13 development well was successfully drilled, tested at approximately 1,500 barrels of oil per day ("bopd"), and tied in. Similarly, the Costayaco-21 development well was successfully drilled and tested, with production start-up imminent. Production from both is expected to start in the third quarter of 2014.

•	Exploration drilling in Colombia for the remainder of the year is expected to include the Eslabón Sur Shallow-1, Eslabón Sur Deep-1, Corunta-1A and the Cabañas-1 wells, all in the Putumayo Basin.

•
In Peru, Gran Tierra Energy drilled a water disposal well, which also successfully evaluated the resource potential of a thick untested oil-water transition zone where reserves have not previously been assigned. Planning is underway to spud the Bretaña Sur appraisal well on the southern portion of the field in the fourth quarter of 2014. Gran Tierra Energy expects long-term test ("LTT") production from the Bretaña 95-2-1XD well to start in the fourth quarter of 2014 at a rate of approximately 2,500 bopd gross. The LTT will provide valuable information on the reservoir to optimize field development, in addition to providing early cash flow.

•
In Brazil, after producing 127.9 thousand barrels ("Mbbl") NAR before inventory adjustments from the Tiê field up to May 31, 2014, new production from the Agua Grande formation, results of seismic reprocessing, and additional reservoir volume in the Sergi formation, have led Gran Tierra Energy's independent reserves auditors to re-evaluate our Brazil reserves. Using Securities and Exchange Commission ("SEC") reserve reporting guidelines, this has resulted in proved ("1P") reserves increasing 80% to 3.5 million barrels of oil equivalent ("MMBOE"), proved and probable ("2P") reserves increasing 48% to 5.6 MMBOE and proved, probable and possible ("3P") reserves increasing 44% to 8.2 MMBOE on a company interest basis, and 1P reserves increasing to 3.0 MMBOE, 2P reserves increasing to 4.9 MMBOE and 3P reserves increasing to 7.2 MMBOE, each on a NAR basis. The net present value (NPV10 before tax) of 2P reserves has increased to $167 million at May 31, 2014, from $115 million at December 31, 2013.

"Gran Tierra Energy's second quarter was highlighted by the sale of our Argentina business unit which allows us to focus our human and capital resources on major projects in Colombia and Peru, and substantial reserve growth in Brazil," commented Dana Coffield, President and Chief Executive Officer of Gran Tierra Energy. "Operationally, we drilled the Moqueta-13 and Costayaco-21 development wells and are initiating production from those wells. In Peru, Gran Tierra Energy is preparing to drill an appraisal well on the Bretaña field, and is continuing preparations to initiate long-term testing from Bretaña Norte 95-2-1XD in the fourth quarter this year. Finally, preparations continue with four exploration wells planned in Colombia in the second half of this year, with the first, Corunta-1A, expected to spud within the next month," concluded Coffield.

Production review

	Three Months Ended June 30, 2014			Three Months Ended June 30, 2013
(Barrels of Oil Equivalent) (1)	Colombia	Brazil	Total	Colombia	Brazil	Total
Gross production	2,285,615	104,148	2,389,763	2,275,972	87,792	2,363,764
Royalties	(569,016)	(13,793)	(582,809)	(590,032)	(10,771)	(600,803)
Inventory adjustment (2)	(211,126)	(1,138)	(212,264)	(18,640)	(10,062)	(28,702)
Production, NAR	1,505,473	89,217	1,594,690	1,667,300	66,959	1,734,259

Production per day, NAR (BOEPD)	16,544	980	17,524	18,322	736	19,058

	Six Months Ended June 30, 2014			Six Months Ended June 30, 2013
(Barrels of Oil Equivalent) (1)	Colombia	Brazil	Total	Colombia	Brazil	Total
Gross production	4,478,106	183,690	4,661,796	4,459,463	167,705	4,627,168
Royalties	(1,117,055)	(25,231)	(1,142,286)	(1,166,971)	(20,477)	(1,187,448)
Inventory adjustment (2)	(234,127)	(2,919)	(237,046)	121,134	(16,435)	104,699
Production, NAR	3,126,924	155,540	3,282,464	3,413,626	130,793	3,544,419

Production per day, NAR (BOEPD)	17,276	859	18,135	18,860	723	19,583

(1) Excludes amounts relating to discontinued operations. Oil and gas production, NAR and adjusted for inventory changes and losses, associated with discontinued operations in Argentina was 2,597 BOEPD and 2,744 BOEPD for the three and six months ended June 30, 2014, and 3,073 BOEPD and 3,192 BOEPD for the corresponding periods in 2013. Argentina production for the three and six months ended June 30, 2014, was calculated to the date of sale of June 25, 2014.

(2) Adjusted for losses.

Financial review

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change
Revenue and Other Income ($000s) (1)	$148,526	$150,574	(1)	$300,381	$337,161	(11)

Income from Continuing Operations ($000s) (1)	$31,484	$49,584	(37)	$81,256	$109,584	(26)
Loss from Discontinued Operations, Net of Income Taxes ($000s)	(22,347)	(1,801)	—	(26,990)	(3,888)	594
Net Income ($000s)	$9,137	$47,783	(81)	$54,266	$105,696	(49)

Income (Loss) Per Share - Basic
Income from Continuing Operations (1)	$0.11	$0.18	(39)	$0.29	$0.38	(24)
Loss from Discontinued Operations, Net of Income Taxes	(0.08)	(0.01)	700	(0.10)	(0.01)	900
Net Income	$0.03	$0.17	(82)	$0.19	$0.37	(49)
Income (Loss) Per Share - Diluted
Income from Continuing Operations (1)	$0.11	$0.18	(39)	$0.28	$0.38	(26)
Loss from Discontinued Operations, Net of Income Taxes	(0.08)	(0.01)	7	(0.09)	$(0.01)	800
Net Income	$0.03	$0.17	(82)	$0.19	$0.37	(49)

(1) Excludes amounts relating to discontinued operations.

Net income reconciled to funds flow from continuing operations(2) is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
Funds Flow From Continuing Operations - Non-GAAP Measure ($000s)	2014	2013	2014	2013
Net income	$9,137	$47,783	$54,266	$105,696
Adjustments to reconcile net income to funds flow from continuing operations
Loss from discontinued operations, net of income taxes	22,347	1,801	26,990	3,888
Depletion, depreciation, accretion and impairment expenses	41,937	55,592	86,201	106,054
Deferred tax expense (recovery)	1,419	(8,213)	(841)	(15,715)
Non-cash stock-based compensation	1,144	2,213	2,624	4,110
Unrealized foreign exchange loss (gain)	8,745	(11,622)	4,567	(18,366)
Unrealized financial instruments loss (gain)	2,058	—	(351)	—
Equity tax	(1,642)	(1,718)	(1,642)	(1,718)
Other loss	—	—	—	4,400
Funds flow from continuing operations	$85,145	$85,836	$171,814	$188,349

(2) Funds flow from continuing operations is a non-GAAP measure which does not have any standardized meaning prescribed under generally accepted accounting principles in the United States of America ("GAAP"). Management uses this financial measure to analyze operating performance and the income generated by Gran Tierra Energy’s principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is also useful supplemental information for investors to analyze operating performance and Gran Tierra Energy’s financial results. Investors should be cautioned that this measure should not be construed as an alternative to net income or other measures of financial performance as determined in accordance with GAAP. Gran Tierra Energy’s method of calculating this measure may differ from other companies and, accordingly, it may not be comparable to similar measures used by other companies. Funds flow from continuing operations, as presented, is net income adjusted for loss from discontinued operations, net of income taxes, depletion, depreciation, accretion and impairment ("DD&A") expenses, deferred tax expense or recovery, non-cash stock-based compensation, unrealized foreign exchange gain or loss, unrealized financial instrument gain or loss, equity tax and other loss.

Second Quarter 2014 Financial Highlights

On June 25, 2014, Gran Tierra Energy sold its Argentina business unit to Madalena for aggregate consideration of $69.3 million, comprising $55.4 million in cash and $13.9 million in Madalena shares. The results of the Argentina business unit, together with the loss on sale, are presented as loss from discontinued operations, net of income taxes, in Gran Tierra Energy's interim unaudited condensed consolidated statements of operations. Revenue and other income and expenses include results from continuing operations and exclude the results of the Argentina business unit.

For the three months ended June 30, 2014, revenue and other income decreased by 1% to $148.5 million compared with $150.6 million in the corresponding period in 2013. In 2014, an inventory increase in Colombia accounted for reduced production of 0.2 MMbbl or 1,293 bopd. Average realized oil prices increased by 8% to $93.72 per barrel (“bbl”) for the three months ended June 30, 2014, from $86.71 per bbl in the comparable period in 2013 due to higher Brent oil price and a lower percentage of volumes sold in the current period for which the price is adjusted for trucking costs.

Revenue and other income from continuing operations for the three months ended June 30, 2014, decreased by 2% to $148.5 million from $151.9 million compared with the first quarter of 2014 due to lower production, partially offset by higher realized prices. Average realized oil prices increased by 4% to $93.72 per bbl for the three months ended June 30, 2014, compared with $89.89 per bbl in the three months ended March 31, 2014, due to lower volumes sold in the current period for which the price is adjusted for trucking costs.

For the six months ended June 30, 2014, revenue and other income decreased by 11% to $300.4 million compared with $337.2 million in the corresponding period in 2013 due to a large oil inventory increase in Colombia due to pipeline disruptions and deliveries to a new customer with a protracted sales cycle which accounted for reduced oil and NGL production of 0.3MMbbl or 1,617 bopd and lower realized prices. Average realized oil prices decreased by 3% to $91.74 per bbl for the six months ended June

30, 2014, from $94.99 per bbl in the comparable period in 2013 due to a higher percentage of volumes sold in the current period for which the price is adjusted for trucking costs.

The average Brent oil price for the three and six months ended June 30, 2014, was $109.70 and $108.93 per bbl compared with $102.58 and $107.54 per bbl in the corresponding periods in 2013, and $108.17 per bbl for the three months ended March 31, 2014. The average West Texas Intermediate oil price for the three and six months ended June 30, 2014, was $102.99 and $100.84 per bbl compared with $94.22 and $94.31 per bbl in the corresponding periods in 2013, and $98.68 per bbl the three months ended March 31, 2014.

During the three and six months ended June 30, 2014, 39% and 43% of Gran Tierra Energy's oil and gas volumes sold in Colombia were to a customer for which the realized price is adjusted for trucking costs related to a 1,500 km route. The effect on the Colombian realized price for the three and six months ended June 30, 2014, was a reduction of approximately $6.94 and $7.87 per barrel of oil equivalent ("BOE"), respectively, as compared with delivering all of Gran Tierra Energy's Colombian oil through the Ecopetrol S.A. ("Ecopetrol") operated Trans-Andean oil pipeline (the "OTA pipeline"). Sales to this customer during the corresponding periods in 2013 were 51% and 40% of Gran Tierra Energy's oil and gas volumes sold in Colombia and the effect on the Colombian realized price was a reduction of approximately $11.30 and $9.85 per BOE, respectively. Production during the three and six months ended June 30, 2014, reflected approximately 41 and 92 days of oil delivery restrictions in Colombia compared with 70 and 115 days, respectively, of oil delivery restrictions in the comparable period in 2013.

Operating expenses increased by 6% to $25.3 million for the three months ended June 30, 2014, from $24.0 million and decreased by 16% to $47.2 million for the six months ended June 30, 2014, from $56.0 million compared with the comparable periods in 2013.

For the three months ended June 30, 2014, the increase in operating expenses was due to an increase in the operating cost per BOE, offset by the impact of lower production. On a per BOE basis, operating expenses increased by 15% to $15.89 for the three months ended June 30, 2014, from $13.82 in the comparable period in 2013, primarily as a result of a higher pipeline charges and trucking costs due to a higher portion of sales to Ecopetrol in 2014.

For the six months ended June 30, 2014, operating expenses decreased as a result of a decrease in the operating cost per BOE, and lower production. On a per BOE basis, operating expenses decreased by 9% to $14.38 for the six months ended June 30, 2014, from $15.80 in the comparable period in 2013.The decrease in operating costs per BOE in the six months ended June 30, 2014, was due to inventory volumes liquidated in the comparative period in 2013 which had high transportation costs due to the delivery point to which they were sold and to which Gran Tierra Energy did not deliver in the current period. Operating expenses per BOE also decreased in the six months ended June 30, 2014 as a result of deferred workover expenses, lower fuel consumption and lower training costs.

Operating expenses increased by 16% or $3.5 million in the three months ended June 30, 2014, from $21.9 million in the three months ended March 31, 2014, due to higher workover, maintenance and health, safety and environmental expenses in Colombia, partially offset by the effect of lower production.

DD&A expenses for the three months ended June 30, 2014, decreased to $41.9 million from $55.6 million in the comparable period in 2013, primarily due to lower production and a lower depletion rate. DD&A expenses for the three months ended June 30, 2013, included a $2.0 million ceiling test impairment loss in Gran Tierra Energy's Brazil cost center. On a per BOE basis, the depletion rate decreased by 18% to $26.30 from $32.06. On a per BOE basis, in addition to the 2013 impairment charge, the decrease was due to an increase in reserves and a decrease in costs in the depletable base relating to lower future development costs and the receipt of a termination payment in Brazil in the third quarter of 2013 which reduced the cost base. DD&A expenses for the six months ended June 30, 2014, decreased to $86.2 million ($26.26 per BOE) from $106.1 million ($29.92 per BOE) in the comparable period in 2013, due to lower production and a decreased depletion rate.

General and administrative ("G&A") expenses for the three months ended June 30, 2014, increased by 53% to $13.9 million ($8.74 per BOE) from $9.1 million ($5.24 per BOE) compared with the corresponding period in 2013. Increased employee related costs, higher consulting expenses associated with increased activity, expanded operations in Peru and higher bank fees, were only partially offset by higher G&A allocations to capital projects within the business units. During the three months ending June 30, 2013, Gran Tierra Energy received $1.0 million from the U.S. Federal Government for assets recovered from its former U.S. securities counsel as compensation for damages suffered in 2006. This amount was recorded as a reduction of G&A expenses in the corresponding period in 2013.

G&A expenses for the six months ended June 30, 2014, increased by 48% to $26.8 million ($8.16 per BOE) from $18.1 million ($5.11 per BOE), compared with the corresponding period in 2013. Increased employee related costs, higher consulting expenses associated with increased activity, expanded operations in Peru and higher stock-based compensation expense associated with restricted stock units and stock options. These increases were partially offset by higher G&A allocations to capital projects within the business units.

For the three and six months ended June 30, 2014, the foreign exchange loss was $10.0 million and $5.8 million, respectively. For the three months ended June 30, 2014, Gran Tierra Energy had realized foreign exchange losses of $1.3 million and an unrealized non-cash foreign exchange loss of $8.7 million. For the six months ended June 30, 2014, Gran Tierra Energy had realized foreign exchange losses of $1.2 million and an unrealized non-cash foreign exchange loss of $4.6 million. The unrealized foreign exchange losses in the three and six months ended June 30, 2014, were a result of a net monetary liability position in Colombia and the Colombian peso strengthening.

For the three months ended June 30, 2013, there was a foreign exchange gain of $12.6 million, comprising a $11.6 million unrealized non-cash foreign exchange gain and realized foreign exchange gains of $1.0 million. For the six months ended June 30, 2013, there was a foreign exchange gain of $19.0 million, comprising of a $18.4 million unrealized non-cash foreign exchange gain and realized foreign exchange gains of $0.6 million. The unrealized non-cash foreign exchange gain was a result of a net monetary liability position in Colombia and the Colombian peso weakening.

Financial instruments gain of $2.6 million and $5.0 million in the three and six months ended June 30, 2014, respectively, included a realized financial instrument gain of $4.7 million. For the three months ended June 30, 2014, the realized financial instrument gain was partially offset by unrealized financial instruments losses of $2.1 million. In the six months ended June 30, 2014, Gran Tierra Energy had unrealized financial instruments gains of $0.4 million. The gains and losses primarily related to gains on Gran Tierra Energy's Colombia peso non-deliverable forward contracts.

Income tax expense was $28.4 million and $58.1 million for the three and six months ended June 30, 2014, compared with $25.0 million and $62.0 million in the comparable periods in 2013. The decrease for the six months ended June 30, 2014, was primarily due to lower taxable income in Colombia.

Income from continuing operations was $31.5 million, or $0.11 per share basic and diluted for three months ended June 30, 2014, compared with $49.6 million or $0.18 per share basic and diluted in the corresponding period in 2013. For the three months ended June 30, 2014, decreased oil and natural gas sales, and higher operating, G&A and income tax expenses and foreign exchange losses, were only partially offset by decreased DD&A expenses and financial instrument gains.

Income from continuing operations was $81.3 million, or $0.29 per share basic and $0.28 per share diluted for the six months ended June 30, 2014, compared with $109.6 million or $0.38 per share basic and diluted in the corresponding period in 2013. For the six months ended June 30, 2014, decreased oil and natural gas sales, increased G&A expenses and foreign exchange losses, were only partially offset by lower operating, DD&A and income tax expenses and financial instrument gains.

Loss from discontinued operations, net of income taxes was $22.3 million and $27.0 million, or $0.08 per share basic and diluted and $0.10 per share basic and $0.09 per share diluted for the three and six months ended June 30, 2014, compared with $1.8 million and $3.9 million or 0.01 per share basic and diluted in the corresponding periods in 2013.

Net income for the quarter of $9.1 million, or $0.03 per share basic and diluted, was $36.0 million lower than net income of $45.1 million, or $0.16 per share basic and diluted, in the three months ended March 31, 2014. Net income for the quarter decreased compared with net income of $47.8 million, or $0.17 per share basic and diluted, in the comparable period in 2013.

Balance Sheet Highlights

Cash and cash equivalents were $332.4 million at June 30, 2014, compared with $428.8 million at December 31, 2013. The decrease in cash and cash equivalents during the six months ended June 30, 2014, was primarily the result of capital expenditures of $158.2 million, cash used in investing activities of discontinued operations of $12.4 million and a $143.1 million change in assets and liabilities from operating activities, partially offset by funds flow from continuing operations of $171.8 million , net proceeds from the sale of the Argentina business unit of $42.8 million, cash provided by operating activities of discontinued operations of $4.8 million and proceeds from the issuance of shares of common stock of $7.1 million.

Working capital (including cash and cash equivalents) was $328.0 million at June 30, 2014, an $82.2 million increase from December 31, 2013.

Production Highlights

Production from continuing operations for the second quarter of 2014 averaged 26,261 BOEPD WI or 19,857 BOEPD NAR before adjustment for inventory changes and losses, or 17,524 BOEPD NAR adjusted for inventory changes and losses (99% oil), compared with 19,373 BOEPD NAR before adjustment for inventory changes and losses and 19,058 BOEPD NAR adjusted for inventory changes and losses in the corresponding period in 2013. Production for the second quarter of 2014 consisted of 16,544 BOEPD NAR in Colombia (99% oil) and 980 bopd NAR in Brazil, all adjusted for inventory changes and losses. Production in July 2014 averaged approximately 19,000 BOEPD NAR before adjustment for inventory changes and losses, with approximately 31 days of oil delivery restriction in Colombia.

During the six months ended June 30, 2014, a net oil inventory increase accounted for 0.2 MMbbl or 1,310 bopd of reduced oil and NGL production compared with a net oil inventory reduction in 2013 which accounted for 0.1 MMbbl or 578 bopd increased production. During the six months ended June 30, 2014, oil inventory in the OTA pipeline and associated Ecopetrol owned facilities as well as Gran Tierra Energy's tanks in the Putumayo Basin increased as a result of pipeline disruptions. Also, Gran Tierra Energy made deliveries to a customer with a protracted sales cycle whereby the transfer of ownership will not occur until export, which also increased inventory. Gran Tierra Energy expects to sell this inventory during the third quarter of 2014. The oil inventory reduction in 2013 was due to a decrease in oil inventory in the OTA pipeline and associated Ecopetrol owned facilities in the Putumayo Basin and reduced oil inventory related to sales to a customer in Colombia with a protracted sales cycle whereby the transfer of ownership occurred upon export.

Gran Tierra Energy anticipates 2014 average production from continuing operations to range between 26,000 BOEPD and 27,000 BOEPD gross WI, or between 19,500 and 20,500 BOEPD NAR before adjustments for inventory changes and losses. This includes approximately 18,700 BOEPD NAR from Colombia, 900 bopd NAR from Brazil and 400 bopd NAR from Peru. Gran Tierra Energy estimates approximately 99% of this production to consist of oil, with the balance consisting of natural gas. Gran Tierra Energy is planning to reach 23,000 BOEPD NAR or over 30,000 BOEPD gross working interest in December before adjustments for inventory changes and losses.

Second Quarter 2014 Operational Highlights

Colombia

Chaza Block, Putumayo Basin (100% WI and Operator)

Moqueta Field

The Moqueta-13 development well was drilled in a southeast direction from the Moqueta-1 well pad and reached total depth ("TD") of 5,020 feet on June 21, 2014.  The Moqueta-13 well encountered oil in the T-Sandstone and Caballos formations.  The T-Sandstone was perforated and tested from 4,562 feet to 4,624 feet measured depth ("MD") for 26 hours at a rate of 1,353 bopd of 27° API oil with a 0.3% water cut. The underlying Caballos formation was perforated and tested from 4,742 feet to 4,899 feet MD for 131 hours at a rate of 144 bopd of 26.5° API oil with a 25.4% water cut. No material pressure draw down was witnessed during production testing. The well has been tied in and initiation of production is imminent. Drilling Moqueta-14 began on August 5, 2014.

Costayaco Field

The development of the Costayaco field is ongoing with the Costayaco-20 and-22 wells both spud in the first quarter of 2014 and put on production in the second quarter of 2014 to help maintain production in the field. Costayaco-21 has been drilled, tested and tied in, with production start-up imminent. Costayaco-19 development well is drilling ahead. Production at the Costayaco field remains flat on plateau at approximately 17,900 bopd gross.

Putumayo-31 Block, Putumayo Basin (65% WI and Operator, Petroamerica Oil Corp. 35% WI, pending approval)

Subsequent to the end of the second quarter 2014, Gran Tierra Energy was the successful bidder on the Putumayo-31 Block in the Putumayo Basin of Colombia in Colombia's National Hydrocarbon Agency ("ANH") 2014 Bid Round and is expected to become operator of the block, subject to final ANH approval.

Peru

Block 95, Bretaña Field (Gran Tierra Energy 100% WI and Operator)

The Bretaña-1WD water disposal well was spud on April 10, 2014, and reached a total true vertical depth of 10,038 feet on May 17, 2014. Modular Dynamics Testing was conducted to investigate a thick oil-water transition zone where reserves have not previously been assigned.

Planning and construction is underway to initiate drilling of the Bretaña Sur appraisal well in the fourth quarter of 2014 to gather additional reservoir data and further substantiate oil reserves in the field.

Gran Tierra Energy plans to initiate the LTT production from the Bretaña discovery in the fourth quarter of 2014 and expects to reach a rate of approximately 2,500 bopd gross. The LTT will provide valuable information on the reservoir to optimize field development, in addition to providing early cash flow.

Brazil

Recôncavo Basin (Gran Tierra Energy 100% WI and Operator)

Gran Tierra Energy continues to evaluate the unconventional resource opportunity in oil saturated tight sands and shales in the Recôncavo Basin.

In Brazil, after producing 127.9 Mbbl NAR before inventory adjustments from the Tiê field up to May 31, 2014, new production from the Agua Grande formation, results of seismic reprocessing, and additional reservoir volume in the Sergi formation, have led Gran Tierra Energy's independent reserves auditors to re-evaluate Gran Tierra Energy's Brazil reserves. Using SEC reserve reporting guidelines, this has resulted in 1P reserves increasing 80% to 3.5 MMBOE, 2P reserves increasing 48% to 5.6 MMBOE and 3P reserves increasing 44% to 8.2 MMBOE on a company interest basis, and 1P reserves increasing to 3.0 MMBOE, 2P reserves increasing to 4.9 MMBOE and 3P reserves increasing to 7.2 MMBOE, each on a NAR basis. The net present value (NPV10 before tax) of 2P reserves has increased to $167 million at May 31, 2014, from $115 million at December 31, 2013.

Possible reserves are those additional reserves that are less certain to be recovered than probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of proved plus probable plus possible reserves. The estimates of reserves and future net revenue for individual properties may not reflect the same confidence level as estimates of reserves and future net revenue for all properties, due to the effect of aggregation.

Brazil	May 31, 2014	May 31, 2014	2013 Year-End
BOE (NI 51-101 compliant)	Gran Tierra Energy Company Interest Reserves	Gran Tierra Energy NAR Reserves	Gran Tierra Energy NAR Reserves
Reserves Category	MBOE	MBOE	MBOE
Total Proved	3,392	2,938	1,654
Total Probable	2,083	1,830	1,559
Total Proved plus Probable	5,475	4,768	3,213
Total Possible	2,617	2,280	1,632
Total PPP	8,092	7,048	4,845

Brazil	May 31, 2014	May 31, 2014	2013 Year-End
BOE (SEC compliant)	Gran Tierra Energy Company Interest Reserves	Gran Tierra Energy NAR Reserves	Gran Tierra Energy NAR Reserves
Reserves Category	MBOE	MBOE	MBOE
Total Proved	3,498	3,033	1,683
Total Probable	2,077	1,839	1,601
Total Proved plus Probable	5,575	4,872	3,284
Total Possible	2,633	2,303	1,688
Total PPP	8,208	7,175	4,972

2014 Work Program and Capital Expenditure Program

Gran Tierra Energy's planned capital expenditure program for its exploration and production operations in Colombia, Brazil and Peru for 2014 has been revised to $482 million from $495 million. This includes: $249 million for Colombia; $37 million for Brazil; $173 million for Peru; $18 million for Argentina; and $5 million associated with corporate activities. The capital expenditure program allocates $278 million for drilling, $77 million for facilities, pipelines and other, $122 million for geological and geophysical expenditures, and $5 million for corporate activities. Of the $278 million allocated to drilling, approximately 20% is for exploration and the balance is for appraisal and development drilling. The 2014 work program currently contemplates the drilling of 12 gross wells in Colombia and two gross wells in Peru.

Wells of interest in Colombia include the Eslabón Sur Shallow-1 and Eslabón Sur Deep-1 exploration wells, which are targeting the same Cretaceous Sandstones encountered in the Costayaco and Moqueta discoveries and are expected to begin drilling in the third and fourth quarters of 2014, respectively. The Corunta-1A exploration well is expected to spud in the third quarter of 2014 and will be drilled in a northeast direction from the Costayaco-17 well pad targeting a downthrown fault block west of the Moqueta field. Finally, the Cabañas-1 exploration well is expected to be drilled in the fourth quarter of 2014 in the Putumayo-1 Block. This block is immediately south of the Chaza Block in the Putumayo Basin where Gran Tierra Energy encountered multiple exploration successes. The Cabañas-1 well is targeting the same Cretaceous Sandstones encountered in the Costayaco and Moqueta discoveries.

The approved 2014 capital expenditure program also includes funds for 1,699 km of 2-D and 339 km2 of 3-D seismic acquisition programs in Colombia, Peru, Argentina and Brazil, primarily in preparation for additional exploration and production drilling operations in 2014 and beyond. Gran Tierra Energy expects the 2014 work and capital expenditure program to be funded primarily from cash on hand and cash flows from operations at current production and commodity price levels.

Conference Call Information:

Gran Tierra Energy Inc. will host its second quarter 2014 results conference call on Thursday, August 7, 2014, at 2:00 p.m. Mountain Time.

President and Chief Executive Officer, Dana Coffield, Chief Operating Officer, Shane O'Leary, and Chief Financial Officer, James Rozon, will discuss Gran Tierra Energy's financial and operating results for the quarter and then take questions from securities analysts and institutional shareholders.

Interested parties may access the conference call by dialing 1-866-515-2914 (domestic) or 1-617-399-5128 (international), pass code 73684748. The call will also be available via webcast at www.grantierra.com, www.streetevents.com, or www.fulldisclosure.com. The webcast will be available on Gran Tierra Energy's website until the next earnings call.

For interested parties unable to participate, an audio replay of the call will be available beginning on August 7, 2014, at 9:00 p.m. MDT until August 21, 2014 at 9:59 p.m. MDT.  To access the replay dial 1-888-286-8010 (domestic) or 1-617-801-6888 (international) pass code 19723523.

Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE MKT (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra Energy holds interests in producing and prospective properties in Colombia, Peru, and Brazil. Gran Tierra Energy has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra Energy is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra Energy’s Securities and Exchange Commission filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements and Legal Advisories:

Readers are cautioned that the well-flow test results disclosed in this press release are not necessarily indicative of long term performance or of ultimate recovery.

This news release contains certain forward-looking information, forward-looking statements and forward-looking financial outlook (collectively, "forward-looking statements") under the meaning of applicable securities laws, including Canadian Securities Administrators' National Instrument 51-102 - Continuous Disclosure Obligations and the United States Private Securities Litigation Reform Act of 1995. The use of the words "expect", "plan", "believe", "anticipate", "will", "potential", "may", "intend", "continue", "contemplate", "targeting" derivations of these words and similar expressions are intended to identify forward-looking statements. In particular, but without limiting the foregoing, forward-looking statements include statements regarding: drilling, testing and production expectations, including without limitation, the timing of operations, the oil-bearing potential of certain reservoirs and expectations with respect to the results of drilling, testing and exploration activities; expectations and timing of the sale of inventory; Gran Tierra Energy's planned capital program and the allocation of capital, including under the caption '2014 Work Program and Capital Expenditure Program"; expected funding of the capital program out of cash flow and cash on hand at current production and commodity price levels; Gran Tierra Energy's 2014 production expectations, projections and average production rates including the anticipated product mix of such production; the potential for additional oil and reserves in the Bretaña structure; Gran Tierra Energy's planned operations and the anticipated results of such operations, including as described under the captions "Colombia", "Peru" and "Brazil" in the section "Second Quarter 2014 Operational Highlights"; together with all other statements regarding expected or planned development, testing, drilling, production, expenditures or exploration, or that otherwise reflect expected future results or events.

The forward-looking statements contained in this news release reflect several material factors and expectations and assumptions of Gran Tierra Energy including, without limitation, assumptions relating to log evaluations, that Gran Tierra Energy will continue to conduct its operations in a manner consistent with past operations, the accuracy of testing and production results and seismic data, pricing and cost estimates, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions and the ability of Gran Tierra Energy to execute its current business and operational plans in the manner currently planned. Gran Tierra Energy believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

The forward-looking statements contained in this news release are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, among others: Gran Tierra Energy's operations are located in South America where unexpected problems can arise due to guerilla activity, labour disruptions, technical difficulties and operational difficulties which may impact its testing and drilling operations, and the production, transportation or sale of its products, including the costs thereof; geographic, political, regulatory and weather conditions can impact testing and drilling operations and the production, transportation or sale of its products; the OTA pipeline may continue to experience disruptions and if further disruptions occur, service at the OTA pipeline may not continue on the time lines or to the capacity expected by or favorable to Gran Tierra Energy; attempts to mitigate the effect of disruptions of the OTA pipeline may not have the impact currently anticipated by Gran Tierra Energy; waterflood and multi-stage fracture stimulation operations may not have the impact, including with respect to reserve recovery improvements, currently anticipated by Gran Tierra Energy; permits and approvals from regulatory and governmental authorities may not be received in the manner or on the time lines expected or at all; and the risk that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra Energy currently predicts, which could cause Gran Tierra Energy to modify its exploration, drilling and/or construction activities. Although the current capital spending program of Gran Tierra Energy is based upon the current expectations of the management of Gran Tierra Energy, there may be circumstances in which, for unforeseen reasons, a reallocation of funds may be necessary as may be determined at the discretion of Gran Tierra Energy and there can be no assurance as at the date of this press release as to how those funds may be reallocated. Should any one of a number of issues arise, Gran Tierra Energy may find it necessary to alter its current business strategy and/or capital spending program.

Accordingly, readers should not place undue reliance on the forward-looking statements contained herein. Further information on potential factors that could affect Gran Tierra Energy are included in risks detailed from time to time in Gran Tierra Energy's Securities and Exchange Commission filings, including, without limitation, under the caption "Risk Factors" in Gran Tierra Energy's Quarterly Report on Form 10-Q filed August 6, 2014. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com.  The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this press release are made as of the date of this press release and Gran Tierra Energy disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities legislation.

BOE’s may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

Contact Information

For investor and media inquiries please contact:
Jason Crumley
Director, Investor Relations
403-265-3221
info@grantierra.com
www.grantierra.com

Basis of Presentation of Financial Results:

Gran Tierra Energy’s financial results are reported in United States dollars and prepared in accordance with generally accepted accounting principles in the United States.

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Operations and Retained Earnings (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
REVENUE AND OTHER INCOME
Oil and natural gas sales	$147,888	$150,250	$298,993	$336,490
Interest income	638	324	1,388	671
	148,526	150,574	300,381	337,161
EXPENSES
Operating	25,346	23,970	47,212	56,013
Depletion, depreciation, accretion and impairment	41,937	55,592	86,201	106,054
General and administrative	13,932	9,090	26,795	18,112
Foreign exchange loss (gain)	10,044	(12,622)	5,834	(18,979)
Financial instruments gain	(2,604)	—	(5,013)	—
Other loss	—	—	—	4,400
	88,655	76,030	161,029	165,600

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	59,871	74,544	139,352	171,561
Income tax expense	(28,387)	(24,960)	(58,096)	(61,977)
INCOME FROM CONTINUING OPERATIONS	31,484	49,584	81,256	109,584
Loss from discontinued operations, net of income taxes	(22,347)	(1,801)	(26,990)	(3,888)
NET INCOME AND COMPREHENSIVE INCOME	9,137	47,783	54,266	105,696
RETAINED EARNINGS, BEGINNING OF PERIOD	456,090	342,586	410,961	284,673
RETAINED EARNINGS, END OF PERIOD	$465,227	$390,369	$465,227	$390,369

INCOME (LOSS) PER SHARE
BASIC
INCOME FROM CONTINUING OPERATIONS	$0.11	$0.18	$0.29	$0.38
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	(0.08)	(0.01)	(0.10)	(0.01)
NET INCOME	$0.03	$0.17	$0.19	$0.37
DILUTED
INCOME FROM CONTINUING OPERATIONS	$0.11	$0.18	$0.28	$0.38
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	(0.08)	(0.01)	(0.09)	(0.01)
NET INCOME	$0.03	$0.17	$0.19	$0.37
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	283,773,204	282,822,383	283,505,690	282,482,343
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	287,856,959	285,449,708	288,338,698	285,646,763

Gran Tierra Energy Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	June 30, 2014	December 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$332,359	$428,800
Restricted cash	855	1,478
Accounts receivable	111,182	49,703
Marketable securities	14,251	—
Other financial instruments	12	—
Inventory	25,410	13,725
Taxes receivable	14,998	9,980
Prepaids	4,362	6,450
Deferred tax assets	1,364	2,256
Total Current Assets	504,793	512,392

Oil and Gas Properties (using the full cost method of accounting)
Proved	760,483	794,069
Unproved	479,075	456,001
Total Oil and Gas Properties	1,239,558	1,250,070
Other capital assets	9,118	10,102
Total Property, Plant and Equipment	1,248,676	1,260,172

Other Long-Term Assets
Restricted cash	2,571	2,300
Deferred tax assets	1,438	1,407
Taxes receivable	10,907	18,535
Other long-term assets	7,037	7,163
Goodwill	102,581	102,581
Total Other Long-Term Assets	124,534	131,986
Total Assets	$1,878,003	$1,904,550
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$58,352	$72,400
Accrued liabilities	98,730	89,567
Taxes payable	13,455	102,887
Deferred tax liabilities	1,317	1,193
Asset retirement obligation	4,895	518
Total Current Liabilities	176,749	266,565

Long-Term Liabilities
Deferred tax liabilities	179,504	177,082
Asset retirement obligation	15,206	21,455
Other long-term liabilities	11,394	9,540
Total Long-Term Liabilities	206,104	208,077

Shareholders’ Equity
Common Stock (274,821,285 and 272,327,810 shares of Common Stock and 10,395,144 and 10,882,440 exchangeable shares, par value $0.001 per share, issued and outstanding as at June 30, 2014, and December 31, 2013, respectively)	10,189	10,187
Additional paid in capital	1,019,734	1,008,760
Retained earnings	465,227	410,961
Total Shareholders’ Equity	1,495,150	1,429,908
Total Liabilities and Shareholders’ Equity	$1,878,003	$1,904,550

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Thousands of U.S. Dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating Activities
Net income	$9,137	$47,783	$54,266	$105,696
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of income taxes	22,347	1,801	26,990	3,888
Depletion, depreciation, accretion and impairment	41,937	55,592	86,201	106,054
Deferred tax expense (recovery)	1,419	(8,213)	(841)	(15,715)
Stock-based compensation	1,144	2,213	2,624	4,110
Unrealized foreign exchange gain	8,745	(11,622)	4,567	(18,366)
Unrealized financial instruments loss (gain)	2,058	—	(351)	—
Equity tax	(1,642)	(1,718)	(1,642)	(1,718)
Other loss	—	—	—	4,400
Net change in assets and liabilities from operating activities
Accounts receivable and other long-term assets	(14,466)	35,370	(67,862)	(780)
Inventory	(8,774)	1,676	(9,348)	13,067
Prepaids	1,091	566	1,642	617
Accounts payable and accrued and other liabilities	26,559	4,948	9,747	(9,083)
Taxes receivable and payable	(95,767)	5,309	(77,306)	37,660
Net cash provided by operating activities of continuing operations	(6,212)	133,705	28,687	229,830
Net cash used in operating activities of discontinued operations	(6,003)	5,284	(4,792)	18,950
Net cash provided by operating activities	(12,215)	138,989	23,895	248,780

Investing Activities
Decrease (increase) in restricted cash	(156)	(3,462)	351	(4,285)
Additions to property, plant and equipment	(90,012)	(90,258)	(158,171)	(169,354)
Proceeds from sale of Argentina business unit, net of cash sold and transaction costs	42,755	—	42,755	—
Proceeds from oil and gas properties	—	1,500	—	1,500
Net cash used in investing activities of continuing operations	(47,413)	(92,220)	(115,065)	(172,139)
Net cash used in investing activities of discontinued operations	(5,452)	(2,103)	(12,384)	(10,300)
Net cash used in investing activities	(52,865)	(94,323)	(127,449)	(182,439)

Financing Activities
Proceeds from issuance of shares of Common Stock	6,486	1,402	7,113	3,013
Net cash provided by financing activities	6,486	1,402	7,113	3,013

Net (decrease) increase in cash and cash equivalents	(58,594)	46,068	(96,441)	69,354
Cash and cash equivalents, beginning of period	390,953	235,910	428,800	212,624
Cash and cash equivalents, end of period	$332,359	$281,978	$332,359	$281,978

Cash	$300,415	$279,377	$300,415	$279,377
Term deposits	31,944	2,601	31,944	2,601
Cash and cash equivalents, end of period	$332,359	$281,978	$332,359	$281,978